Exhibit 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III	Kathryn Lamping
Executive Vice President	Assistant General Counsel
Chief Administrative Officer	(609) 936-2276
and Acting Chief Financial Officer	kathryn.lamping@Integra-LS.com
(609) 936-2481
jhenneman@Integra-LS.com

Integra LifeSciences Receives NASDAQ Notice of Non-Compliance Due to Delayed Form 10-K

Plainsboro, New Jersey, March 24, 2008 – Integra LifeSciences Holdings Corporation (NASDAQ: IART) today announced that on March 18, 2008, it received notice from the Listing Qualifications Staff of The NASDAQ Stock Market that it is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) since it has not timely filed its Annual Report on Form 10-K for the year ended December 31, 2007 with the Securities and Exchange Commission. The notice also indicated that the company’s common stock would be subject to delisting from The NASDAQ Stock Market unless the company timely requests a hearing before a NASDAQ Listing Qualifications Panel.

Integra intends to timely request a hearing before the NASDAQ Panel, which will result in a stay of the delisting of its common stock pending the NASDAQ Panel’s review and determination. There can be no assurance, however, that the Panel will grant the company’s request for continued listing.

On February 29, 2007, the company filed a Form 12b-25 Notification of Late Filing regarding its Annual Report on Form 10-K for the year ended December 31, 2007 as a result of the ongoing review and approval of certain account reconciliations, the company’s tax provision for the fourth quarter and year ended December 31, 2007, and deferred tax balance sheet accounts. As previously reported in the company’s periodic reports, the company has identified a material weakness in its internal control over financial reporting with respect to the review and approval of certain account reconciliations, particularly in the areas of accrued liabilities, income taxes, intercompany and certain other asset accounts. While the company has taken and is continuing to take steps to remediate the material weakness and to strengthen its internal control processes and procedures, this material weakness has delayed the review and approval of certain accounts, including without limitation, inventory, accounts receivable, accounts payable and intercompany accounts related to certain of its locations, primarily its Tullamore, Ireland and Andover, England facilities, its tax provision for the quarter and year, and its deferred tax balance sheet accounts.

The company plans to file the Annual Report on Form 10-K as soon as practicable after the completion of its audited financial statements for the year ended December 31, 2007.

Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products, used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery, are used to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).

Statements in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the company’s judgment as of the date of this release. Such forward-looking statements include, but are not limited to, statements concerning the company’s ability to complete the financial statements for the fourth quarter and 2007 fiscal year in a timely manner; the company’s ability to file its Annual Report on Form 10-K for year ended December 31, 2007; the company’s ability to remediate its material weakness; the company’s ability to successfully appeal the delisting of its common stock, and the expectations, plans and prospects for the company. Such forward looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results, including, without limitation, unanticipated accounting issues regarding financial data with respect to account reconciliations, the tax provision, and deferred tax balance sheet accounts; the company’s inability to design or improve internal controls to address the disclosed material weakness; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation; the inability to successfully appeal the delisting of its common stock; market conditions and other factors beyond the company’s control and the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in item IA of the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and information contained in subsequent filings with the Securities and Exchange Commission.

IART-G
Source: Integra LifeSciences Holdings Corporation